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                                                                    Exhibit 21.1

                        Subsidiaries of the Company

All subsidiaries do business under the respective names listed below.

 1.   Investors Capital Trust I
       Delaware Trust

 2.   Investors Bank & Trust Company
       Massachusetts chartered trust company

 3.   Investors Safe Deposit Corp.
       Massachusetts corporation

 4.   IBT Trust Company (Cayman) Ltd.
       incorporated in the Cayman Islands

 5.   Investors Securities Corporation
       Massachusetts securities corporation

 6.   IBT Fund Services (Canada) Inc.
       incorporated in Canada

 7.   Investors Trust Holdings Ireland
       organized in the Republic of Ireland

 8.   Investors Financial Services (Ireland) Ltd.
       organized in the Republic of Ireland

 9.   Investors Trust & Custodial Services (Ireland) Ltd.
       organized in the Republic of Ireland

10.   Investors Fund Services (Ireland) Ltd.
       organized in the Republic of Ireland